Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of February 22, 2021 (the “Effective Date”), by and between Christopher A. Laurence (“Executive”) and RW National Holdings, LLC, a Delaware limited liability company (the “Company”).

RECITALS:

A. The Company retained the services of Executive to serve as its Chief Executive Officer and perform such duties and accept such obligations as are customary to such positions as may be assigned to Executive by the Company by the Board of Managers (the “Board”), and Executive desires to accept such appointments to perform such duties and such obligations.

B. Both parties hereto recognize the critical importance to the Company, and its employees and investors, of preserving the confidentiality of the Company’s trade secrets and confidential information and of protecting the Company against competition from key employees of the Company following their separation from the Company.

C. Executive understands and acknowledges that the employment, salary and other compensation and benefits he will receive under this Agreement are good and sufficient consideration for the restrictive covenants contained in this Agreement. The rights of Executive as an employee of the Company are governed by this Agreement.

D. The Company shall grant an award of Class B Units (the “Award”), with Executive’s rights and obligations to be set forth in an Award Agreement by and between Executive and the Company (the “Award Agreement”), which shall be entered contemporaneously with this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Relationship.

1.1. Employment. The Company hereby retains Executive as the Chief Executive Officer of the Company, performing such duties and accepting such obligations as are ordinary and customary to such positions at similarly situated companies, and for all such duties as may, from time to time, reasonably be assigned to Executive by the Board. Executive hereby accepts such assignment and during the employment relationship shall devote his full business time, skill, energy and attention to the Company; provided, that Executive may engage in civic and charitable activities that do not materially interfere with the performance of Executive’s duties hereunder and may be permitted to serve on corporate boards (subject to the restrictive covenants set forth in Section 3 and in the LLC Agreement (defined below)) that also do not materially interfere with the performance of Executive’s duties hereunder with the approval of the Board, which will not be unreasonably withheld. Executive shall also be required to comply with the Company’s written policies and procedures, which at its sole discretion may be amended from time to time (which will be communicated to Executive). Executive shall perform Executive’s duties in a diligent, trustworthy, loyal and business-like manner, all for the sole purpose of advancing the business of the Company. The Company acknowledges that (a) Executive has ownership interests that include an ongoing stake in the financial performance of his prior employer, Cydcor, and (b) after fully disclosing this interest, Executive has discussed with Company management whether to engage Cydcor for certain services. The Company hereby waives any objection to Executive engaging Cydcor to provide services, so long as the work serves the Company’s legitimate business interests and is done on fair market terms.

1.2. Notice. Executive’s employment with the Company shall be at will, provided that to the extent practicable, the Company and Executive shall each provide the other with at least thirty (30) days’ notice of termination, which notice shall set forth in detail the grounds therefor, including reference to the applicable Section(s) of this Agreement.

2. Compensation.

2.1. Salary. The Company shall pay, and Executive shall be entitled to receive from the Company, for the duties referred to in Section 1 above, an annual salary of $400,000 in 2021, and thereafter as determined by the Board in its sole discretion, less all taxes and withholdings required by law, which shall in no event be less than $400,000. Such salary shall be paid in accordance with the standard payroll practices of the Company, which at its sole discretion may be amended from time to time. Executive agrees to defer any cash compensation until such time as the Company raises additional capital from investors in an amount in excess of $5,000,000 (excluding up to $7,500,000 invested or to be invested in Class A-1 Preferred Units and Common Units and authorized by the Company’s Board of Managers on March 22, 2021), at which time any amounts which would have otherwise been due to Executive will be paid to Executive. No salary shall be earned after Executive’s employment with the Company is terminated for whatever reason, except as otherwise set forth in Section 4.

2.2. Discretionary Bonus. Executive shall be eligible for a discretionary annual bonus, targeted at one hundred percent (100%) of Executive’s annual salary earned during such calendar year, determined based upon Executive’s performance and achievements against annual targets to be agreed upon by the Executive and the Board. Executive’s annual bonus shall be paid on the next payroll cycle following such determination.

2.3. Benefits and Expenses.

(a) Business expenses will be promptly reimbursed so long as incurred by Executive in the ordinary and necessary course of performing Executive’s duties under this Agreement and in accordance with the Company’s written reimbursement policies and procedures.

(b) Executive shall perform his responsibilities from Los Angeles, California, and will travel to such other locations as reasonably necessary and appropriate in performing Executive’s duties as Chief Executive Officer and under this Agreement. The Company will pay for Executive’s reasonable travel and accommodations, including without limitation those associated with commuting from Los Angeles, California, to Minneapolis, Minnesota, or other such Company locations as may be reasonably required from time to time.

(c) Executive shall be eligible for paid time off as mutually agreed upon by Executive and the Board (with paid time off not to be carried forward into a subsequent year in accordance with Company policy then in effect; accrued but unused time is not to be paid out upon termination of employment with the Company for any reason) and other benefits no less than, measured in the aggregate, to those offered to any other senior executive full-time employees of the Company, subject to the Company’s policies and the terms, restrictions, limitations and requirements of any summary plan description and/or plan documents then in effect. Nothing herein shall alter, modify or change any such policy, summary plan description or plan document.

2.4. Equity Grant. Executive shall receive the Award before March 31, 2021. In connection with the Award, Executive will execute that certain Second Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”).

3. Restrictive Covenants, Trade Secrets and Proprietary Rights.

3.1. Definitions. The following phrases, when used in this Section 3, will have the meaning set forth below:

(a) “RW Company” means the Company, RW, and any other corporation, partnership, trust or other entity or person controlling or controlled by the Company (including any partnership in which the Company, directly or indirectly, serves as a general partner or any corporation in which the Company owns greater than 10% of the issued and outstanding voting equity interests).

(b) “Confidential Information” means materials, records, data and other information that is not generally known about or that is personal, sensitive or proprietary to the RW Companies, their members, shareholders, managers, officers and directors, a RW Company’s clients, previously identified prospective clients and their dependents, and information that a RW Company is obligated to treat as proprietary or confidential. This information includes, without limitation: (i) trade secret information about a RW Company and its current, planned and/or future products and services; (ii) any financial information concerning a RW Company, including, but not limited to data, statements, reports, or other information; (iii) information concerning a RW Company’s business, as such RW Company has conducted it, or as it may conduct it in the future; (iv) information concerning any of a RW Company’s past, current, planned or future products, services, costs, prices and other financial information, including (without limitation) information about a RW Company’s research, development, engineering, purchasing, servicing, finances, marketing or selling; (v) the identity of a RW Company’s clients and previously identified prospective clients and their affiliates and their pricing and buying history and tendency; (vi) information that Company’s clients and previously identified prospective clients and their affiliates consider confidential, whether notified by the client, previously identified prospective client or dependent or not, so long that a prudent person would consider the information confidential; (vii) information regarding any patents developed, owned or used by or licensed to a RW Company; and (viii) a RW Company’s procedures, manuals, financial costs and sales data, business opportunities for new or developing business, reports, customer lists and contracts.

3.2. Confidential Information. Executive will not, during or after Executive’s relationship with the Company, use any Confidential Information (except as required by Executive’s duties with the Company), or communicate, divulge or disclose any Confidential Information to any person or organization, except as authorized in writing by the Board, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Upon termination of Executive’s relationship with the Company, Executive agrees to return and/or leave with the Company (or certify that he has destroyed any personal copies of) all material concerning any Confidential Information in Executive’s possession or control, including, but not limited to, any records, manuals, books, documents, letters, reports, data, and client lists, whether prepared by Executive or others, whether originals or copies, whether in hard copy or stored in electronic form or otherwise, including drawings, blueprints and other reproductions.

3.3. Property Rights. The Executive agrees that all materials created or modified by him, relating to and during his employment with the Company, including, without limitation, all works of authorship, inventions, processes, ideas, methods, concepts and other tangible and intangible materials (collectively, “Work Product”), shall be “work for hire” and that the Company shall be the exclusive owner of the Work Product and all intellectual property rights associated with the Work Product, including all trademarks, patents or copyrights contained therein. To the extent any Work Product does not qualify as “work for hire”, the Executive hereby assigns ownership of all such Work Product to the Company and agrees to take all reasonable measures, at the Company’s expense, to perfect such rights in the Company.

3.4. Covenants Against Competition. Executive shall not, during Executive’s employment with the Company, and for a period of twelve (12) months following the termination of Executive’s employment relationship with the Company, regardless of the reason the relationship terminates, directly or indirectly, on his behalf or on behalf of any person, firm or corporation, become employed with or perform services with any other person or entity engaged in the Business (as defined below) of the Company in the Restricted Area (as defined in Section 3.8); provided, however, that nothing herein shall restrict Executive from being a passive owner of not more than three percent (3%) of either a corporation or business entity that is publicly traded or an investment fund that may have an interest in a competitive business. Notwithstanding the foregoing, nothing contained herein shall restrict Executive from maintaining the ownership of or pecuniary benefit from their ownership in Company; provided, however, without the prior written consent of the Board which consent may be withheld in its sole discretion, Executive shall not be entitled during the Restricted Period (as defined in Section 3.5) to acquire, own, operate or provide consulting services to any franchisee of Renters Warehouse USA, LLC. “Business” shall mean the providing of real estate property management and leasing services to single-family homes, townhouses, condominiums and small multi-family properties.

3.5. Non-Solicitation of Business Associates. Executive shall not, during the period of twelve (12) months following the termination of Executive’s employment relationship with the Company (the “Restricted Period”), directly or indirectly, on his own behalf or on behalf of any person, firm or corporation, solicit, sell to, or provide products or services that directly compete with a RW Company to any Business Associate or Prospective Business Associate of the Company in the Restricted Area (as defined below). “Business Associate” shall refer to any person or entity which has been a material customer or material supplier (providing products or services specific to a RW Company) during the shorter of the twenty-four (24) month period preceding Executive’s termination or the period commencing on the commencement date of employment through the termination date. “Prospective Business Associate” shall refer to any person or entity to whom a RW Company has made a presentation or proposal, written or oral, to provide products or services during the then preceding twenty-four (24) month period or such shorter period as described hereinabove.

3.6. Non-Solicitation of Employees/Agents. Executive shall not, during the Restricted Period, directly or indirectly, on his or her own behalf or on behalf of any person, firm or corporation, solicit, recruit, attempt to hire or hire any employee, independent contractor, officer, or director of the Company who is then employed or retained by the Company; provided that nothing herein shall prohibit the general solicitation of employees that occurs in the ordinary course of business without the use or employment of any Confidential Information.

3.7. Non-Disparagement. Unless required to be disclosed pursuant to any applicable law or court order, no party hereto shall make any disparaging statements or communications about the Company, any RW Company or Executive that could reasonably be expected to damage any of their goodwill or reputation. This Section 3.7 shall not apply to limit truthful statements in connection with any good faith legal action or filings among the parties hereto.

3.8. Restricted Area. For purposes of this Agreement, the “Restricted Area” means the United States and Canada.

3.9. Reasonable Restrictions. Executive acknowledges that the provisions of this Agreement are reasonable and an integral part of his employment relationship with the Company and that the restrictive covenants contained within this Agreement are part of the consideration received by the Company, and that the restrictions are necessary to protect the Company’s legitimate business interests and to prevent Executive from unfairly taking advantage of those contacts established or strengthened while with the Company.

3.10. Blue Pencil Doctrine. Executive acknowledges that he has carefully read and considered the provisions of this Section 3, and having done so, agrees that the restrictions set forth herein are fair and reasonably required for the protection of the legitimate business interests of the Company. In the event that, notwithstanding the foregoing, any part of the covenants set forth shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event that any provision of this Agreement shall be declared by a court of competent jurisdiction to be unreasonable or unenforceable, the court shall enforce the provision in a way which the court deems to be reasonable and enforceable.

3.11. Breach. The parties acknowledge that any breach, violation or evasion by either party of the terms of this Agreement may result in an immediate and irreparable injury and harm to the other party, and will cause the other party to suffer damages in amounts difficult to ascertain. Accordingly, the parties hereto shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as other legal or equitable remedies and damages to which the party may be entitled.

4. Termination.

4.1. Definitions. The following phrases, when used in this Section 4, will have the meaning set forth below:

(a) “Cause” shall mean any of the following: (i) any material act or acts of personal dishonesty on the part of Executive in connection with his employment with the Company, (ii) a material breach by Executive of his obligations to the Company (including repeated violation of, or failure to comply with, written Company policies in any material respect) which is not remedied within ten (10) days of the date of Executive’s receipt of notice from the Board of such breach, which shall cite this Section 4.1(a)(ii), (iii) Executive’s conviction of, or entering of a guilty or nolo contendere plea with respect to, any crime punishable as (I) a felony or (II) a gross misdemeanor involving moral turpitude (expressly excluding vehicular related events not involving death or serious bodily injury), (iv) a reasonable finding by the Board of Managers, after a full and fair investigation, in a manner that the Board of Managers reasonably deems advisable, that includes opportunities by the Executive to confront the specific claims made with respect to his conduct, that there is clear and convincing evidence that Executive engaged in unlawful harassment based on a protected characteristic of any other employee of the Company, or (v) use or abuse of alcohol or other drugs in a manner which materially and detrimentally affects the performance of Executive’s duties, responsibilities or obligations as an employee of the Company.

(b) “Disability” shall mean with respect to Executive, the inability of Executive to perform the material functions of his position with the Company, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a period of one hundred twenty (120) days (including noncontiguous days) within any 365-day period, as determined by mutual agreement of a physician selected by the Company or its insurers and a physician selected by Executive; provided, however, that if the opinion of the Company’s physician and Executive’s physician conflict, the Company’s physician and Executive’s physician shall together agree upon a third physician, whose opinion shall be binding. The foregoing definition of “Disability” is not intended to and shall not affect the definition of “disability” or any similar term in any insurance policy the Company may provide. Solely for the purpose of determining whether Executive may have a Disability within the meaning of this Section 4.1(b), Executive agrees to submit to a reasonable medical examination by a doctor reasonably selected by the Company.

(c) “Good Reason” shall mean if Executive resigns from employment with the Company as a result of one or more of the following reasons: (i) any material breach by the Company of this Agreement, which is not remedied by the Company within thirty (30) days after written notice thereof given by the Executive, (ii) Executive’s role, responsibilities, duties or status are diminished in a manner that is not merely “de minimis,” without the approval of Executive, (iii) the Company requires Executive to relocate his principal residence from Los Angeles, California or the Company relocates its principal executive office outside of the United States without the approval of Executive, (iv) if the Company opens up an executive office in the Los Angeles, California, metropolitan area, requiring Executive regularly commute more than 25 miles to such office, or (v) this Agreement has been assigned to a party pursuant to Section 13 that Executive reasonably determines has a negative business reputation that would be material and adverse to his own reputation.

4.2. Events of Termination; Effective Date. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be terminable (a) by either party at any time without cause (b) immediately following the death of Executive, (c) immediately following delivery of notice to Executive in the event that Executive is terminated for Cause, and (d) immediately following delivery of notice to Executive in the event that Executive is terminated as a result of Executive’s Disability. In addition, Executive may terminate his employment under this Agreement for “Good Reason” provided that (x) Executive has provided written notice to the Company of the existence of such Good Reason within a period not to exceed thirty (30) days following its initial occurrence; (y) the Company has failed to cure the condition constituting Good Reason within a period of thirty (30) days following the Company’s receipt of such notice from Executive; and (z) Executive terminates his employment with the Company pursuant to the Agreement within a period of time not to exceed thirty (30) days following the expiration of the Company’s cure period under subsection (y).

4.3. Compensation Following Termination.

(a) In the event that the employment of Executive is terminated by the Company for Cause or as a result of Executive’s death or Disability, or if such employment terminates by reason of Executive’s voluntary resignation (other than for Good Reason), then the Company shall pay to Executive, within ten (10) days of such termination, only Executive’s annual salary earned through the effective date of termination, and there shall be no severance payments or other benefits paid to Executive as a result of such termination; provided, however, that Executive shall be entitled to continue medical coverage through the Company’s benefit plan, at his expense, to the extent available under federal law.

(b) In the event that the employment of Executive is terminated (i) by the Company during the Term for any reason, or (ii) by reason of Executive’s voluntary resignation for Good Reason, in each case other than Cause or as a result of the death or Disability of Executive, the Company shall also pay to Executive as severance an amount equal to his base salary then in effect (the “Severance Amount”) (in addition to other rights described in the Award Agreement), for a period equal to twelve (12) months. Both the Company’s obligation to pay the Severance Amount and the actual paying of the Severance Amount will be subject to Executive’s execution and delivery to the Company of a mutual written release and the expiration of the revocation period specified therein in the form reasonably requested by the Company. The Severance Amount will be paid in approximately equal periodic installments to be made in accordance with the standard payroll practices of the Company commencing with the first pay day following the expiration of the revocation period referenced in the preceding sentence. All severance payments shall be subject to federal and state tax withholding and FICA. Executive shall also be entitled to continue medical coverage through the Company’s benefit plan, at the Company’s expense, to the maximum extent available under federal law. Executive will not be entitled to payment for accrued and unused paid time off upon termination of employment with the Company for any reason.

(c) Notwithstanding the foregoing, in the event that Executive’s employment is terminated in connection with a Sale of the Company (as such term is defined in the Award Agreement), provided Executive receives at least $2,500,000 in cash or other marketable securities, either or both as a result of the disposition of his Class B Units or under Section 3.5 of the Award Agreement, in connection with such Sale of the Company, Executive will not be entitled to the Severance Amount.

4.4. Surviving Rights. Notwithstanding the termination of Executive’s employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination, including, but not necessarily limited to those obligations set forth in Section 3; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default. Executive’s rights hereunder shall inure to the benefit of his estate, heirs, and representatives in the event of his death.

5. Notices. All notices, requests, and other communications shall be in writing and except as otherwise provided herein, shall be considered to have been delivered on the date personally delivered or, if not personally delivered, on the date that is seven (7) days after any notice, request or communication was (i) deposited in the United States Mail, first class, certified or registered, postage prepaid, return receipt requested; or (ii) deposited with Federal Express or other overnight delivery service, addressed to the proper party at its address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

If to Company, to: RW National Holdings, LLC 4950 West 78th Street Bloomington, MN 55435 ATTN: Board of Managers Tel. No.: Fax No.:	If to Executive, to: Christopher A. Laurence 510 Homewood Rd. Los Angeles, CA 90049 With a simultaneous copy delivered by electronic mail to christopherlaurence@gmail.com

With a copy to (which will not constitute notice):

Winthrop & Weinstine, P.A.

225 South Sixth Street, Suite 3500

Minneapolis, Minnesota 55402-4629

ATTN: Dean D. Willer

Tel. No. 612-604-6400

Fax No. 612-604-6800

With a copy to (which will not constitute notice):

Northern Pacific Group

c/o Scott Honour

315 East Lake Street, Suite 301

Wayzata, MN 55391

6. Internal Revenue Code Section 409(A). The intent of the parties is that payments and benefits under the Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted the Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company the Company’s or RW’s securities are publicly traded (as determined under Section 409A), (ii) Executive is a “specified employee” (as determined under Section 409A), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A without any accelerated or additional tax); and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, then such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of Code Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A, and, to the extent required by Section 409A, references herein to Executive’s “termination of employment” shall refer to Executive’s “separation from service” (within the meaning of Section 409A) with the Company (as defined to include any affiliates required to be taken into account for that definition of separation from service). The compensation (including without limitation separation benefits) provisions of this Agreement shall be interpreted, operated and administered in a manner intended to comply with any applicable requirements of Section 409A, the Treasury regulations promulgated thereunder, and subsequent guidance issued under Section 409A.

7. Indemnification. The Company agrees that if the Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), related in any way to Executive’s employment or by reason of fact that the Executive is or was a director, officer, member or executive of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to the Company’s benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified, defended and held harmless by the Company against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including attorneys’ fees) as and when incurred in connection therewith. The foregoing right shall include the right for Executive to retain independent counsel of Executive's choosing, at the Company’s expense, in the event of a conflict of interest or any other circumstance that Executive believes in good faith warrants the retention of independent counsel.  The rights conferred on the Executive by this Section 7 shall not be exclusive of any other rights which the Executive may have or hereafter acquire under any statute, the by-laws, agreement, vote of members or disinterested managers, directors or otherwise.  The indemnification and advancement of expenses provided for by this Section shall continue as to the Executive after the Executive ceases to be a director, manager, officer, member, employee or agent and shall inure to the benefit of Executive's estate, heirs, executors and administrators.  This Section 7 shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or Executive's employment, regardless of whether such termination is voluntary or involuntary. The indemnity provided under this Section 7 shall in addition to the indemnification provided under applicable law, under any policy of insurance issued to the Company, and under Article 12 of the LLC Agreement. Notwithstanding provisions of this Section 7, the Company shall not indemnify Executive for any conduct for which Executive was found (in a final non-appealable order after a Proceeding) to have personally engaged in fraud, bad faith, willful or intentional misconduct, or a knowing violation of law. Executive will be entitled to reasonably comprehensive director & officer insurance coverages, which shall be at a level no less than the coverages made available to any other executive officers of the Company.

8. Waiver, Modification, or Amendment. No waiver, modification, or amendment of any term, condition, or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or the party’s duly authorized representative, and specifying with particularity the nature and extent of such waiver, modification, or amendment. Any waiver by any party of any default of the other shall not effect or impair any right arising from any subsequent default. Nothing herein shall limit the rights and remedies of the parties hereto under and pursuant to this Agreement, except as hereinbefore set forth.

9. Agreement and Acknowledgement. Executive represents that Executive is free to enter into this Agreement and the acceptance of the relationship with the Company does not violate any agreement between Executive and any third party. Executive has had an opportunity to consult legal counsel and has done so of his own volition and free will. Executive further acknowledges and represents that the Class B Units and compensation set forth herein is sufficient consideration for the restrictive covenants set forth herein.

10.  Entire Agreement. This Agreement, including any exhibits attached hereto or documents expressly referred to herein, contains the entire agreement between the Company and Executive and supersedes and cancels any and all other agreements, whether oral or in writing, between the Company and Executive regarding Executive’s employment with the Company. Any conflict regarding the meaning of defined terms or the terms and conditions contained in this Agreement and the exhibits and documents referenced herein, in each case relating to Executive’s employment with the shall be resolved in favor of the meaning set forth herein.

11. Interpretation and Severability. The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Agreement and the remaining provisions shall be carried out with the same force and effect as if the severed provision or part thereof had not been a part of this Agreement.

12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

13. Assignment. Executive acknowledges that Executive’s services are unique and personal. Accordingly, Executive may not assign his rights or delegate his duties or obligations under this Agreement. The Company may assign its rights and delegate its responsibility under this Agreement to any affiliated company or any entity which acquires all or substantially all of the operating assets of the Company by merger, consolidation, dissolution, liquidation, combination, sale, or transfer of assets or otherwise.

14. Construction. The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against either party. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

15. Counterparts. This Agreement may be executed in counterparts with an executed counterpart to be delivered to the other party. Each such executed counterpart shall be deemed an original but shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered effective as of the day and year first above written.

RW NATIONAL HOLDINGS, LLC:		EXECUTIVE:

Signed:	/s/ J. Mitchell Bowling	/s/ Christopher A. Laurence
By:	J. Mitchell Bowling	Christopher A. Laurence
Its:	Chairman